Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement of Parkvale Financial Corporation on Form S-3 of our report dated September 4, 2008 on the consolidated financial statements of Parkvale Financial Corporation and the effectiveness of internal control over financial reporting appearing in the Form 10-K for the year ended June 30, 2008 of Parkvale Financial Corporation and to the reference to us under the heading “Experts” in the prospectus.
/s/ Parente Randolph, LLC
Pittsburgh, Pennsylvania
January 22, 2009

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